Exhibit 3.10

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Amendment (Pursuant to NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY
Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporation
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:
Apricus Biosciences, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)
Paragraph A of Article FIFTH of the Amended and Restated Articles of Incorporation of Apricus Biosciences, Inc., as heretofore amended, is hereby amended and restated to read in its entirety as follows:

"FIFTH: A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is seventy million (70,000,000), consisting of sixty million (60,000,000) shares of Common Stock, par value one-tenth of one cent ($0.001) per share (the "Common Stock") and ten million
(10,000,000) shares of preferred stock, par value one-tenth of one cent ($0.001) per share (the "Preferred Stock")."

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:

in excess of a majority

4. Effective date and time of filing: (optional)	Date:	Time:
(must not be later than 90 days after the certificate is filed)

8. Signature: (required)
X /s/ Richard W. Pascoe
Signature of Officer
*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit-After
Revised 1-5-15